UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2017

PATTERSON-UTI ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22664	75-2504748
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10713 West Sam Houston Pkwy N., Suite 800 Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

(281) 765-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2017, Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), entered into an employment agreement (the “Employment Agreement”) with John E. Vollmer III, the Company’s former Chief Financial Officer and Treasurer. Pursuant to the Employment Agreement, effective as of December 31, 2017, Mr. Vollmer has agreed to provide services to the Company as a part-time employee with regard to such matters as the Company may from time to time request, including the transition of the new Chief Financial Officer, assisting with the integration of the Seventy Seven Energy Inc. and Multi-Shot, LLC acquisitions and other matters reasonably requested by the Company’s Chief Executive Officer. Mr. Vollmer will be entitled to receive a base salary of $250,000 per year and will receive a 2017 cash bonus of $350,000 at the earlier of (i) the time bonuses are paid to other executives of the Company or (ii) March 15, 2018. The Company will also pay to Mr. Vollmer a lump sum retirement payment of $450,000 (the “Retirement Payment”) and an additional payment of $125,000 in settlement of any other owed compensation, including any accrued vacation or paid time off accruals through the date of the Employment Agreement.

The Employment Agreement has a four-year term. Mr. Vollmer may terminate his employment under his Employment Agreement by providing written notice of such termination at least 30 days before the effective date of such termination. After December 31, 2019, Mr. Vollmer may elect on 60 days advance notice to terminate the Employment Agreement and the corresponding non-compete and non-solicitation restrictions described below as of a date no earlier than December 31, 2020. Under specified circumstances, the Company may terminate Mr. Vollmer’s employment under his Employment Agreement for “Cause” (as defined in the Employment Agreement). On the conclusion of the term of the Employment Agreement, Mr. Vollmer agrees to voluntarily terminate his employment. Upon termination of employment, (i) Mr. Vollmer will have the right to receive his unpaid base salary through the date of termination, (ii) his vested benefits pursuant to the terms of any employee benefit plans, and (iii) the Retirement Payment to the extent it has not already been paid.

As provided for in the Employment Agreement, Mr. Vollmer has executed a release, and all of the foregoing benefits under the Employment Agreement (other than the accrued obligations and benefit obligations) are conditioned on Mr. Vollmer not revoking such release during any applicable revocation period provided in such release.

The Employment Agreement also contains a non-disparagement covenant and certain confidentiality covenants prohibiting Mr. Vollmer from, among other things, disclosing confidential information. The Employment Agreement also contains non-competition and non-solicitation restrictions, pursuant to which Mr. Vollmer will not be permitted to compete with the Company in certain circumstances for the term of the Employment Agreement, subject to early termination as set forth in the Employment Agreement.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of December 22, 2017, between Patterson-UTI Energy, Inc. and John E. Vollmer III.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2017

PATTERSON-UTI ENERGY, INC.

By:	/s/ Seth D. Wexler
	Name:	Seth D. Wexler
	Title:	Senior Vice President, General Counsel and Corporate Secretary

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